Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Reports 2010 Fourth Quarter and Full Year Financial Results
and Provides General Corporate Update
Conference Call Scheduled Today for 4:30 p.m. Eastern Time
Mountain View, California — March 15, 2011 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) reported today financial results for the fiscal quarter and year ended December 31, 2010, and provided a general corporate update. Alexza recorded net income of $25.4 million in the fourth quarter of 2010, while posting a net loss of $1.5 million for the year ended December 31, 2010, as reported in accordance with accounting principles generally accepted in the United States (GAAP), compared to a net loss of $19.8 million and $56.1 million in the quarter and year ended December 31, 2009, respectively. At December 31, 2010, Alexza had consolidated cash, cash equivalents and marketable securities of $41.4 million.
“All of Alexza has worked very hard over the past months to address the issues raised in the AZ-004 Complete Response Letter,” said Thomas B. King, President and CEO of Alexza. “Based on our End-of-Review meeting with the FDA, ongoing internal work and work with external consultants and advisors, we believe all of the issues raised in the CRL are resolvable. We remain on track with our plan to resubmit the AZ-004 NDA in July 2011.”
Alexza Corporate Update
The following key events occurred since the beginning of the fourth quarter of 2010:
•	Alexza received a Complete Response Letter (CRL) from the U. S. Food and Drug Administration (FDA) to Alexza’s New Drug Application (NDA) for AZ-004 Staccato loxapine on October 8, 2010.

•	Alexza reacquired the U.S. and Canadian rights for AZ-004 from Biovail Laboratories International SRL (BLS), now a wholly-owned subsidiary of Valeant Pharmaceuticals International, Inc. All AZ-004 rights reverted to Alexza, effective January 16, 2011.

•	Alexza completed an End-of-Review meeting with the FDA for the AZ-004 NDA in December 2010, and received the FDA minutes from the meeting in January 2011. Alexza anticipates resubmitting its AZ-004 NDA in July 2011.

•	Alexza announced that the British Journal of Psychiatry, a publication of the Royal College of Psychiatrists, published the results of the pivotal Phase 3 study evaluating AZ-004 (inhaled or Staccato loxapine) for the rapid treatment of agitation in patients with schizophrenia, in its January 2011 edition (198:51-58).

•	Alexza received notice that AZ-004 is eligible for submission of a Marketing Authorization Application (MAA) under the centralized registration procedure. Alexza has been notified of the Rapporteur and co-Rapporteur appointments for the AZ-004 review. The Company believes that the comprehensive clinical development program for AZ-004 meets the requirements for the MAA filing and expects to submit the MAA in Q3 2011.
Financial Results — Periods Ended December 31, 2010 and 2009
Alexza recorded $42.1 million and $42.9 million of revenues in the quarter and year ended December 31, 2010, and $9.5 million in the year ended December 31, 2009. The Company recorded no revenues during the quarter ended December 31, 2009. In October 2010, Biovail terminated the license and supply agreement for AZ-004, at which time Alexza recognized as revenue the $40 million non-refundable up-front payment received in February 2010. In September 2010, the Company began to recognize revenues related to payments received from Cypress Biosciences, Inc. as part of the license agreement signed in August 2010, resulting in revenues of $1.9 million and $2.6 million for the quarter and year ended December 31, 2010, respectively. In January 2009, Alexza and Endo Pharmaceuticals mutually agreed to terminate their development agreement related to AZ-003 (Staccato fentanyl), at which time Alexza had fulfilled its obligations under the development agreement and recognized $9.5 million in revenues.
GAAP operating expenses were $13.5 million and $47.5 million in the quarter and year ended December 31, 2010, respectively, compared to operating expenses of $11.0 million and $57.2 million in the same periods in 2009, respectively. Research and development expenses were $11.0 million and $33.5 million in the quarter and year ended December 31, 2010, respectively, compared to $7.6 million and $39.8 million in the same periods in 2009, respectively. Results for the quarter ended December 31, 2010 were impacted by a $2.8 million non-cash write-off related to a deposit on certain manufacturing equipment, due to the uncertainty that such equipment will be utilized. In addition, Alexza did not meet the goals outlined in its bonus program in 2010, and therefore, did not recognize any bonus expenses in operating expenses in 2010.
General and administrative expenses were $2.5 million and $14.0 million in the quarter and year ended December 31, 2010, respectively, compared to $3.5 million and $15.4 million for the same periods in 2009, respectively.
In connection with the August 2009 acquisition of Symphony Allegro, Inc., Alexza is obligated to pay the former Symphony Allegro shareholders certain percentages of cash payments that may be generated from collaboration transactions for AZ-004, AZ-002 (Staccato alprazolam) or AZ-104 (Staccato loxapine, low-dose). The Company records this obligation as a contingent liability and updates the liability each quarter. Alexza recorded a non-operating loss of $2.5 million and a non-operating gain of $4.8 million for the quarter and year ended December 31, 2010, respectively. During the quarter and year ended December 31, 2009, Alexza recognized losses of $8.7 million and $8.0 million, respectively. These gains and losses reflect Alexza’s change in the estimated probability-weighted cash flows from AZ-004 and the estimated timing of receipt of such cash flows. In 2010, these assumptions were influenced by the CRL received from the FDA, and the termination of the BLS agreements, both in October 2010, and the results of the December 2010 End-of-Review meeting with the FDA.
Alexza anticipates that with current cash, cash equivalents and marketable securities along with interest earned thereon, the proceeds from option exercises and purchases of common stock pursuant to its Employee Stock Purchase Plan, it will be able to maintain its current operations into the third quarter of 2011. Changing circumstances may cause Alexza to consume capital significantly faster or slower than currently anticipated, or to alter its operations.
Conference Call Information
To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=P8XHWM67Y. A replay of the call will be available for two weeks following the event.
To access the live conference call via phone, dial 888-679-8035. International callers may access the live call by dialing 617-213-4848. The reference number to enter the call is 68027372.
The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or 617-801-6888 for international callers. The reference number for the replay of the call is 17789684.
About Alexza Pharmaceuticals, Inc.
Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)
AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the rapid treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials and submitted the AZ-004 NDA in December 2009. In October 2010, the Company received a CRL from the FDA, regarding its NDA for AZ-004. A CRL is issued by FDA’s Center for Drug Evaluation and Research indicating that the NDA review cycle is complete and the application is not ready for approval in its present form. The Company completed an end-of-review meeting with the FDA in late December 2010.

The Company believes it has a clear understanding of the issues outlined in the CRL, is developing and executing a plan to address these issues, and currently projects a resubmission of the AZ-004 NDA in July 2011.
For more information about Alexza, the Staccato technology or the Company’s development programs, please visit www.alexza.com.
Safe Harbor Statement
Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of March 15, 2011 and financial guidance relating to the Company’s current cash, cash equivalents and investments is based upon balances as of December 31, 2010.
This news release and anticipated conference call will contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs including the potential of the Company’s planned AZ-004 NDA resubmission to adequately address the issues in the CRL, the eventual prospects that AZ-004 will be approved for marketing and the timing of the Company’s resubmission of the AZ-004 NDA to the FDA. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings: “We have a history of net losses. We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.”, “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.” and “Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.” Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Derek K. Cole Head, Investor Relations and Corporate Communications 650.944.7373 dcole@alexza.com

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenue	$42,132	$—	$42,876	$9,514

Operating expenses:
Research and development	11,020	7,625	33,528	39,778
General and administrative	2,526	3,513	14,000	15,406
Restructuring charges	—	(116)	—	2,037

Total operating expenses	13,546	11,022	47,528	57,221

Income (loss) from operations	28,586	(11,022)	(4,652)	(47,707)

Gain (loss) on change in fair value of contingent consideration liability	(2,500)	(8,656)	4,838	(7,983)
Interest and other income/ (expense), net	(63)	—	(35)	92
Interest expense	(608)	(89)	(1,632)	(467)

Net income (loss)	25,415	(19,767)	(1,481)	(56,065)

Consideration paid in excess of noncontrolling interest	—	—	—	(61,566)
Net loss attributed to noncontrolling interest in Symphony Allegro, Inc.	—	—	—	13,987

Net loss attributable to Alexza common stockholders	$25,415	$(19,767)	$(1,481)	$(103,644)

Basic net income (loss) per share attributable to Alexza common stockholders	$0.43	$(0.39)	$(0.03)	$(2.68)

Diluted net income (loss) per share attributable to Alexza common stockholders	$0.42	$(0.39)	$(0.03)	$(2.68)

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2010	2009
Assets
Cash, cash equivalents and marketable securities	$41,449	$19,916
Other current assets	965	2,210

Total current assets	42,414	22,126
Property and equipment, net	24,361	23,598
Other non-current assets	1,707	450

Total assets	$68,482	$46,174

Liabilities and stockholders’ equity (deficit)
Current liabilities	$34,383	$25,956
Non-current liabilities	21,809	27,344
Stockholders’ equity (deficit)	12,290	(7,126)

Total liabilities and stockholders’ equity (deficit)	$68,482	$46,174